Exhibit 99.1

Press Release

Source: GreenChek Technology Inc.

GreenChek Manufacturing clarification and UK update

SAN FRANCISCO--(BUSINESS WIRE)—April 17, 2009….GreenChek Technology Inc. (OTCBB:GCHK), a leading globally focused provider of hydrogen based technology for mobile transportation and stationary power generation applications, would like to clarify our March 9, 2009 press release regarding manufacturing capacity in China. The company, through our manufacturing arrangement, has the capacity to manufacture 1050 units per month. The capacity to manufacture is important and allows for rapid growth, but we do not have orders for 1050 units per month at this point in time. The company does not have $50.4 million USD in purchase orders at this time. The $50.4 Million USD is an approximation based on future potential orders and manufacturing at full capacity.

As previously announced, the company is on track to complete our initial UK installations in the second quarter of 2009.

GreenChek manufactures an emission reduction device simply known as the ERD 2.0, which can be retrofitted to any vehicle or combustible engine regardless of fuel source. This device reduces vehicle emissions as well as increases fuel economy.

About GreenChek

GreenChek Technology Inc. (www.greenchektech.com) is traded under the symbol GCHK on the OTCBB exchange and is based in San Francisco, California. GreenChek manufactures and distributes hydrogen injection technology which is primarily focused on mobile transportation applications, as well as stationary power generation applications. GreenChek provides innovative world class mobile Greenhouse Gas (GHG) emissions reduction technology, while greatly enhancing fuel economy for the mobile transportation industry. GreenChek’s Onboard Hydrogen Generation and Injection (OHGI) technology is positioned to occupy the pre-eminent position in the emerging market for emissions reduction technology and fuel economy enhancement. GreenChek has operations in the United States, Canada, Asia and Europe.

Safe Harbor Statement

Statements in this press release regarding GreenChek’s products, services, capabilities, performance, opportunities, development and business outlook that are forward-looking involve and are subject to known and unknown risks, uncertainties and other factors, some of which are beyond GreenChek's control and difficult to predict, and could cause actual results to differ materially from those anticipated, expressed or forecasted in the forward-looking statements. Such risks and uncertainties may include, but are not limited to: lack of operating history, transitioning from a development company to an operating company, difficulties in distinguishing GreenChek's products and services, ability to manufacture and deploy GreenChek's products, lack of or delay in market acceptance and fluctuations in customer demand, dependence on a limited number of significant customers, reliance on third party vendors and strategic partners, availability of raw materials, subassemblies and components, ability to meet future capital requirements on acceptable terms, continuing uncertainty in the emissions reduction industry and the global economy, compliance with federal and state regulatory requirements, timing, availability and success of new technology and product introductions and the other factors discussed in GreenChek’s filings with the Securities and Exchange Commission.

Contact:
Windfall Communications, LLC
Trevor Justus, 866-590-6589